Exhibit 99.1
For Immediate Release
Mediacom Communications Reports Results
for First Quarter 2010
Middletown, NY – May 7, 2010 – MEDIACOM COMMUNICATIONS CORPORATION (Nasdaq: MCCC) today reported financial results for the three months ended March 31, 2010. Mediacom Communications will hold a teleconference today at 10:30 a.m. Eastern Time to discuss its financial results. A live broadcast of the teleconference can be accessed through our web site at www.mediacomcc.com.
First Quarter 2010 Financial Highlights *
•	Revenues were $368.7 million, a 3.1% pro forma increase[1]

•	Adjusted operating income before depreciation and amortization (“Adjusted OIBDA”) was $138.3 million, a 3.0% pro forma increase[1,2]

•	Operating income was $77.1 million, a 4.1% pro forma increase[1]

•	Revenue generating units (“RGUs”) grew 56,000 for the quarter and 83,000 year-over-year, representing a 2.8% annual gain

•	Actual free cash flow was $30.8 million, or $0.45 per basic share, compared to $29.7 million, or $0.37 per basic share[2]
Financial Results
The following discussion of revenues, operating costs, Adjusted OIBDA and operating income for the three months ended March 31, 2009, and relevant year-over-year comparisons, is presented on a pro forma basis to reflect the February 2009 divestiture of non-strategic cable systems under the Exchange Agreement with affiliates of Morris Communications Corporation. See Note 1.
Revenues rose 3.1%, largely due to continued growth in high-speed data and, to a lesser extent, phone services, offset in part by lower video revenues. Total monthly average revenue per basic subscriber rose 8.0% to $99.43.
•	Video revenues declined 1.6%, principally due to a lower number of basic subscribers, offset in part by continued growth in digital customers and digital video recorder and high-definition television services, and video rate increases. We lost 4,000 basic subscribers during the period, compared to a gain of 4,000 in the prior year period.

We added 21,000 digital customers to end the quarter with 699,000, a 56.6% penetration of basic subscribers. Year-over year, we gained 49,000 digital customers, a 7.5% growth rate.

*	See Notes on Page 4 regarding pro forma presentation and Adjusted OIBDA.

•	High-speed data revenues rose 10.6%, mainly due to a year-over-year gain of 56,000 high-speed data customers, or 7.5% and, to a much lesser extent, higher unit pricing. We gained 26,000 high-speed data customers to end the quarter with 804,000, a 28.7% penetration of estimated homes passed.

•	Phone revenues grew 14.5%, largely due to a year-over-year increase of 41,000 phone customers, or 15.8%. We gained 13,000 phone customers to end the quarter with 300,000, an 11.3% penetration of estimated marketable phone homes.

•	Advertising revenues were 13.1% higher, as a result of increased local and, to a lesser extent, national advertising sales, in part due to a rebound in automotive advertising sales.
Adjusted OIBDA rose 3.0%, primarily due to higher high-speed data revenues and, to a lesser extent, increased phone revenues, offset in part by increased service costs. The Adjusted OIBDA margin was 37.5%, unchanged from the same period last year. Total operating costs, which exclude non-cash, share-based compensation, grew 3.1%, principally due to increased service costs. These costs were driven higher by programming unit expenses and, to a lesser extent, phone charges tied to customer growth and field operating costs, offset in part by lower high-speed data expenses. Operating income increased by 4.1%, principally due to growth in Adjusted OIBDA, offset in part by greater depreciation and amortization.
Actual Net Income was $8.5 million, or $0.13 per basic share, respectively, compared to $22.4 million, or $0.28 per basic share, in the prior year period. This decrease in net income largely reflected a $13.8 million gain on the sale of assets in the prior year period and a net change in loss on derivatives, net, of $10.0 million for the three months ended March 31, 2010, offset in part by a $7.1 million reduction in the provision for income taxes for the three months ended March 31, 2010.
Actual Capital Expenditures were $57.9 million for the three months ended March 31, 2010, compared to $54.8 million during the prior year period. The increase largely reflected greater investments in the internal phone platform and, to a much lesser extent, high-speed data delivery system. This was offset in part by reduced outlays for customer premise equipment and network improvements and extensions. Capital expenditures for the three months ended March 31, 2010, represented 15.7% of total revenues, compared to 15.2% for the prior year period.
Actual Free Cash Flow rose 3.8% to $30.8 million and Free Cash Flow per basic share increased 21.6% to $0.45. The increase in Free Cash Flow was primarily driven by the gain in Adjusted OIBDA, largely offset by higher capital spending.

	Three Months Ended
	March 31,
(in thousands, except per share data)	2010	2009	Change	% Change
Cash provided by operating activities	$88,648	$84,450	$4,198	5.0%
Capital expenditures	(57,850)	(54,778)	(3,072)	5.6

Free Cash Flow	$30,798	$29,672	$1,126	3.8%

Free Cash Flow per basic share	$0.45	$0.37	$0.08	21.6%
Total Net Debt Outstanding (total debt less cash and cash equivalents) was $3.254 billion as of March 31, 2010, a $29.6 million reduction from December 31, 2009, as a result of free cash flow generation during the period. Net debt leverage was 5.9 times as of March 31, 2010, as compared to 6.2 times for the prior year period. As of March 31, 2010, we had $494.5 million of unused lines under our $830.3 million revolving credit facilities, all of which could be borrowed and used for general corporate purposes, based on the terms and conditions of our debt arrangements.

On April 23, 2010, we completed certain financing transactions that provided for new term loans under our existing bank credit facilities in the aggregate principal amount of $850 million. The new term loans mature in October 2017, and beginning on September 30, 2010, will be subject to quarterly reductions of 0.25%, with a final payment at maturity representing 92.75% of the original principal amount. The net proceeds of these new term loans were largely used to repay certain existing term loans and the full balance of outstanding loans under our revolving credit facilities. On the same date, we also reduced our commitments under our revolving credit facilities from $830.3 million to $734.5 million, while extending their expiration, in the amount of $225.2 million, to December 31, 2014. On March 31, 2010, after giving effect to the above noted transactions, our revolving credit facilities would have had $715.0 million of unused lines, net of $19.5 million of letters of credit, all of which were available to be borrowed and used for general corporate purposes, and our cash and cash equivalents would have increased by $31.5 million to $132.1 million.
Notes:

(1)	We have presented certain pro forma operating and financial information for the three months ended March 31, 2009 to reflect the disposition of non-strategic cable systems on February 13, 2009, under the Exchange Agreement, as if it occurred on December 31, 2008. These non-strategic cable systems served approximately 25,000 basic subscribers and 51,000 RGUs. For the periods presented, see Table 6 for pro forma summary operating statistics, Table 7 for pro forma operating data and Table 8 for a reconciliation of actual to pro forma data.

(2)	Adjusted OIBDA excludes non-cash, share-based compensation charges. See Table 5 for a reconciliation of Adjusted OIBDA to operating income, which is the most directly comparable GAAP measure. Free Cash Flow is defined as cash flows provided by operating activities less capital expenditures. For more information on our use of Non-GAAP financial measures, see Table 9.
About Mediacom:
Mediacom Communications is the nation’s seventh largest cable television company and one of the leading cable operators focused on serving the smaller cities in the United States, with a significant concentration in the Midwestern and Southeastern regions. Mediacom Communications offers a wide array of broadband products and services, including traditional and advanced video services such as digital television, video-on-demand, digital video recorders, high-definition television, as well as high-speed Internet access and phone service. For more information about Mediacom Communications, please visit www.mediacomcc.com.

Tables:	Contact:
(1) Consolidated Statements of Operations	Investor Relations
(2) Condensed Consolidated Balance Sheets	Calvin Craib
(3) Consolidated Statements of Cash Flows	Senior Vice President,
(4) Capital Expenditure Data	Corporate Finance
(5) Reconciliation Data – Historical	(845) 695-2675
(6) Pro Forma Summary Operating Statistics
(7) Pro Forma Operating Data	Media Relations
(8) Reconciliation of Actual to Pro Forma Data	Thomas Larsen
(9) Use of Non-GAAP Financial Measures	Vice President,
Legal and Public Affairs
(845) 695-2754

Cautionary Statement Regarding Forward-Looking Statements:
You should carefully review the information contained in this Press Release and in other reports or documents that we file from time to time with the SEC.
In this Press Release, we state our beliefs of future events and of our future financial performance. In some cases, you can identify those so-called “forward-looking statements” by words such as “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will,” or the negative of those and other comparable words. These forward-looking statements are not guarantees of future performance or results, and are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those we anticipate as a result of various factors, many of which are beyond our control. Factors that may cause such differences to occur include, but are not limited to:
•	increased levels of competition from existing and new competitors;

•	lower demand for our video, high-speed data and phone services;

•	our ability to successfully introduce new products and services to meet customer demands and preferences;

•	changes in laws, regulatory requirements or technology that may cause us to incur additional costs and expenses;

•	greater than anticipated increases in programming costs and delivery expenses related to our products and services;

•	changes in assumptions underlying our critical accounting policies;

•	the ability to secure hardware, software and operational support for the delivery of products and services to our customers;

•	disruptions or failures of network and information systems upon which our business relies;

•	our reliance on certain intellectual properties;

•	our ability to generate sufficient cash flow to meet our debt service obligations;

•	fluctuations in short term interest rates which may cause our interest expense to vary from quarter to quarter;

•	volatility in the capital and credit markets, which may impact our ability to refinance future debt maturities or provide funding for potential strategic transactions, on similar terms as we currently experience; and

•	other risks and uncertainties discussed in this Press Release, our Annual Report on Form 10-K for the year ended December 31, 2009 and other reports or documents that we file from time to time with the SEC.
Statements included in this Press Release are based upon information known to us as of the date that this Press Release is filed with the SEC, and we assume no obligation to update or alter our forward-looking statements made in this Press Release, whether as a result of new information, future events or otherwise, except as required by applicable federal securities laws.

TABLE 1
Actual Results
Consolidated Statements of Operations
(All amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,		Percent
	2010	2009	Change
Video	$228,972	$234,369	(2.3)%
High-speed data	95,321	86,906	9.7
Phone	30,262	26,600	13.8
Advertising	14,124	12,563	12.4

Total revenues	$368,679	$360,438	2.3%

Service costs	$157,569	$152,761	3.1%
SG&A expenses	65,963	65,712	0.4
Corporate expenses	6,843	6,881	(0.6)

Total operating costs	$230,375	$225,354	2.2%

Adjusted OIBDA	$138,304	$135,084	2.4%

Non-cash, share-based compensation charges	(1,875)	(1,745)	7.4
Depreciation and amortization	(59,300)	(58,394)	1.6

Operating income	$77,129	$74,945	2.9%

Interest expense, net	$(49,626)	$(48,921)	1.4%
Loss on derivatives, net	(11,707)	(1,671)	NM
Gain on sale of cable systems, net	—	13,817	NM
Other expense, net	(1,055)	(2,465)	(57.2)

Income before provision for income taxes	$14,741	$35,705	(58.7)
Provision for income taxes	(6,223)	(13,343)	(53.4)

Net income	$8,518	$22,362	(61.9)

Basic weighted average shares outstanding	67,739	80,597
Basic earnings per share	$0.13	$0.28
Diluted weighted average shares outstanding	71,138	83,607
Diluted earnings per share	$0.12	$0.27

Adjusted OIBDA margin (a)	37.5%	37.5%
Operating income margin (b)	20.9%	20.8%

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(a)	Represents Adjusted OIBDA as a percentage of revenues.

(b)	Represents operating income as a percentage of revenues.

TABLE 2
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$100,556	$80,916
Subscriber accounts receivable, net	78,496	86,337
Prepaid expenses and other assets	21,962	17,030
Deferred tax assets	22,039	22,616

Total current assets	$223,053	$206,899

Property, plant and equipment, net	1,477,570	1,478,489
Intangible assets, net	2,018,549	2,019,178
Other assets, net	43,805	50,468
Deferred tax assets – non-current	217,049	222,695

Total assets	$3,980,026	$3,977,729

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$265,883	$268,575
Deferred revenue	57,244	56,996
Current portion of long-term debt	71,500	95,000

Total current liabilities	$394,627	$420,571

Long-term debt, less current portion	3,283,500	3,270,000
Other non-current liabilities	27,375	22,130

Total liabilities	3,705,502	3,712,701

Total stockholders’ equity	274,524	265,028

Total liabilities and stockholders’ equity	$3,980,026	$3,977,729

TABLE 3
Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net income	$8,518	$22,362
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	59,300	58,394
Loss on derivatives, net	11,707	1,671
Gain on sale of cable systems, net	—	(12,557)
Amortization of deferred financing costs	1,601	1,360
Share-based compensation	1,875	1,745
Deferred income taxes	6,223	13,343
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	7,841	2,783
Prepaid expenses and other assets	(4,534)	(5,507)
Accounts payable and accrued expenses and other current liabilities	(3,983)	244
Deferred revenue	248	759
Other non-current liabilities	(148)	(147)

Net cash flows provided by operating activities	$88,648	$84,450

CASH FLOWS USED IN INVESTING ACTIVITIES:
Capital expenditures	$(57,850)	$(54,778)

Net cash flows used in investing activities	$(57,850)	$(54,778)

CASH FLOWS USED IN FINANCING ACTIVITIES:
New borrowings	$134,750	$260,125
Repayment of debt	(144,750)	(176,124)
Net settlement of restricted stock units	(898)	(1,543)
Repurchases of Class A common stock for cash	—	(110,000)
Other financing activities (including book overdrafts)	(260)	104

Net cash flows used in financing activities	$(11,158)	$(27,438)

Net increase in cash	19,640	2,234
CASH AND CASH EQUIVALENTS, beginning of period	80,916	67,111

CASH AND CASH EQUIVALENTS, end of period	$100,556	$69,345

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest, net of amounts capitalized	$46,459	$55,045

NON-CASH TRANSACTION – FINANCING:
Assets held for sale exchanged for Class A common stock	$—	$29,284

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

TABLE 4
Capital Expenditure Data
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Customer premise activity	$23,704	$31,798
Commercial	1,355	1,219
Scalable infrastructure	26,709	8,945
Line extensions	1,274	2,669
Upgrade/Rebuild	3,195	6,547
Support capital	1,613	3,600

Total	$57,850	$54,778

TABLE 5
Reconciliation Data – Historical
Reconciliation of Adjusted OIBDA to Operating Income
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Adjusted OIBDA	$138,304	$135,084
Non-cash, share-based compensation charges	(1,875)	(1,745)
Depreciation and amortization	(59,300)	(58,394)

Operating income	$77,129	$74,945

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

TABLE 6
Pro Forma Summary Operating Statistics
(Unaudited)

	March 31,	December 31,	March 31,
	2010	2009	2009(a)
Estimated homes passed	2,802,000	2,800,000	2,790,000

Total revenue generating units (RGUs)(b)	3,037,000	2,981,000	2,954,000
Quarterly RGU additions	56,000	14,000	59,000

Customer relationships(c)	1,346,000	1,346,000	1,382,000

Video
Basic subscribers	1,234,000	1,238,000	1,297,000
Quarterly basic subscriber additions (losses)	(4,000)	(25,000)	4,000
Digital customers	699,000	678,000	650,000
Quarterly digital customer additions	21,000	13,000	17,000
Digital penetration(d)	56.6%	54.8%	50.1%

High-speed data
High-speed data customers	804,000	778,000	748,000
Quarterly high-speed data customer additions	26,000	13,000	24,000
High-speed data penetration(e)	28.7%	27.8%	26.8%

Phone
Estimated marketable phone homes(f)	2,647,000	2,645,000	2,564,000
Phone customers	300,000	287,000	259,000
Quarterly phone customer additions	13,000	13,000	14,000
Phone penetration(g)	11.3%	10.9%	10.1%

Average total monthly revenue per basic subscriber(h)	$99.43	$99.17	$92.08

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(a)	Quarterly customer additions and losses reflect the disposition of non-strategic cable systems under the Exchange Agreement as if it occurred on December 31, 2008. The cable systems disposed under the Exchange Agreement contained 25,000 basic subscribers, 10,000 digital customers, 13,000 high-speed data customers and 3,000 phone customers, comprising 51,000 RGUs. See “2009 Developments” in our Form 10-K for the year ended December 31, 2009 for information regarding the Exchange Agreement.

(b)	Represents the total of basic subscribers, digital customers, data customers and phone customers at the end of each period.

(c)	Represents the total number of customers that receive at least one level of service, encompassing video, data and phone, without regard to which service(s) customers purchase.

(d)	Represents digital customers as a percentage of basic subscribers.

(e)	Represents data customers as a percentage of estimated homes passed.

(f)	Represents the estimated number of homes currently marketed for phone service.

(g)	Represents phone customers as a percentage of estimated marketable phone homes.

(h)	Represents average monthly revenues for the last three months of the period divided by average basic subscribers for such period.

TABLE 7
Pro Forma Operating Data
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,		Percent
	2010	2009 (a)	Change
Video	$228,972	$232,582	(1.6)%
High-speed data	95,321	86,205	10.6
Phone	30,262	26,439	14.5
Advertising	14,124	12,490	13.1

Total revenues	$368,679	$357,716	3.1%

Service costs	157,569	151,401	4.1%
SG&A expenses	65,963	65,214	1.1
Corporate expenses	6,843	6,880	(0.5)

Total operating costs	$230,375	$223,495	3.1%

Adjusted OIBDA	$138,304	$134,221	3.0%

Non-cash, share-based compensation charges	(1,875)	(1,745)	7.4%
Depreciation and amortization	(59,300)	(58,394)	1.6

Operating income	$77,129	$74,082	4.1%

Adjusted OIBDA margin (b)	37.5%	37.5%
Operating income margin (c)	20.9%	20.7%

(a)	Pro forma results for this period reflect the disposition of non-strategic cable systems under the Exchange Agreement as if it occured on December 31, 2008.

(b)	Represents Adjusted OIBDA as a percentage of revenues.

(c)	Represents operating income as a percentage of revenues.
TABLE 8
Reconciliation of Actual to Pro Forma Data
(All amounts in thousands)
(Unaudited)

	Actual	Pro Forma	Pro Forma
	Results	Adjustments	Results
Three Months Ended March 31, 2009 (a)
Total revenues	$360,438	$(2,722)	$357,716

Total operating costs (excluding depreciation and amortization)	225,354	(1,859)	223,495

Adjusted OIBDA	$135,084	$(863)	$134,221
Non-cash, share based compensation charges	(1,745)	—	(1,745)
Depreciation and amortization	(58,394)	—	(58,394)

Operating income	$74,945	$(863)	$74,082

(a)	Pro forma adjustments and pro forma results for this period reflect the disposition of non-strategic cable systems under the Exchange Agreement as if it occured on December 31, 2008.

TABLE 9
Use of Non-GAAP Financial Measures
“Adjusted OIBDA” and “Free Cash Flow” are not financial measures calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States. We define Adjusted OIBDA as operating income before depreciation and amortization and non-cash, share-based compensation charges, and Free Cash Flow as cash flows provided by operating activities less capital expenditures. Adjusted OIBDA and Free Cash Flow have inherent limitations as discussed below.
Adjusted OIBDA is one of the primary measures used by management to evaluate our performance and to forecast future results. We believe Adjusted OIBDA is useful for investors because it enables them to assess our performance in a manner similar to the methods used by management, and provides a measure that can be used to analyze, value and compare the companies in the cable industry. A limitation of Adjusted OIBDA, however, is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management utilizes a separate process to budget, measure and evaluate capital expenditures. In addition, Adjusted OIBDA also has the limitation of not reflecting the effect of our non-cash, share-based compensation charges. We believe that excluding share-based compensation allows investors to better understand our performance without the effects of these obligations that are not expected to be settled in cash. Adjusted OIBDA may not be comparable to similarly titled measures used by other companies, which may have different depreciation and amortization policies, as well as different share-based compensation programs.
Free Cash Flow is used by management to evaluate our ability to repay debt and return capital to stockholders and to facilitate the growth of our business with internally generated funds. A limitation of Free Cash Flow, however, is that it may be affected by the timing of our capital spending. We believe Free Cash Flow is useful for investors for the same reasons and provides measures that can be used to analyze value and compare companies in the cable television industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.
Adjusted OIBDA and Free Cash Flow should not be regarded as alternatives to operating income or net income (loss) as indicators of operating performance, or to the statement of cash flows as measures of liquidity, nor should they be considered in isolation or as substitutes for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to Adjusted OIBDA, and that net cash flows provided by operating activities is the most directly comparable GAAP financial measure to Free Cash Flow.
For historical reconciliations of these measures to their most directly comparable GAAP financial measures, please visit the Investor Relations site, under “Reconciliation Tables,” at mediacomcc.com.